Exhibit (k)(iv)

RULE 12d 1-4

UNIT INVESTMENT TRUST OF CLOSED-END FUNDS INVESTMENT AGREEMENT

This Agreement, dated as of January 20, 2022, between FT Series (the ‘‘Trust”) on behalf of each of its existing and future series that invests in an Acquired Fund in reliance on the Rule as such terms are defined below, severally and not jointly, (each, an “Acquiring Fund”), and each closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) advised by Cohen & Steers Capital Management, Inc. (the “Adviser”), that is listed on Appendix A hereto (as may be amended from time to time), severally and not jointly (each an “Acquired Fund”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as a unit investment trust under the 1940 Act and each Acquiring Fund is a series of the Trust;

WHEREAS, the Trust intends that this Agreement be applicable to its existing series as of the date hereof and all series subsequently established by the Trust;

WHEREAS, each Acquired Fund is registered with the SEC as a closed-end management investment company and advised by the Adviser and the parties hereto intend that this Agreement to be applicable to all registered closed-end funds advised by the Adviser that are listed on Appendix A, as may be amended from time to time;

WHEREAS, Section 12(d)(1)(A) limits the extent to which a registered investment company may invest in shares of other registered investment companies, including, in pertinent part, Section 12(d)(l)(A)(i) which prohibits a registered investment company (and any company or companies controlled by it) to purchase or otherwise acquire any security issued by any other investment company if the acquiring company (and any company or companies controlled by it) immediately after such purchase or acquisition own in the aggregate more than 3% of the total outstanding voting stock of the acquired company (the “3% Limit”). Section 12(d)(1)(C) of the 1940 Act further limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d 1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of certain limitations of Section 12(d)(1) in reliance on the Rule.

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Exhibit (k)(iv)

1.    Terms of Investment.

(a) In accordance with the Rule, the Acquiring Funds and the Acquired Funds agree that the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and as provided herein.

(b) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule if necessary, each Acquired Fund and each Acquiring Fund agree as follows:

(i)    an Acquiring Fund and its advisory group as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund, to the extent it does not include material non-public information;

(ii)    no Acquiring Fund shall purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(l)(A)(i) of the 1940 Act (i.e., the 3% Limit) without prior written notice to the Acquired Fund;

(iii)    (A) except as provided in (B) below, or otherwise required by the Acquiring Fund’s organizational documents or applicable law or rules thereunder, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities (“echo voting”);

          (B) An Acquiring Fund will consider voting on a non-routine matter in its own discretion (rather than echo voting) if requested by the Acquired Fund. If an Acquired Fund requests that an Acquiring Fund consider a non-routine matter that is pending shareholder vote, the Acquired Fund must provide notice of the non-routine shareholder vote to the parties listed in Section 4 of this Agreement at least 30 days prior to the vote. Upon a timely request, the Acquiring Fund will consider the non-routine matter and vote in accordance with the best interest of its unitholders or shareholders; and

(iv)    the Acquiring Fund shall not make any purchase or acquisition of shares in an Acquired Fund that results in the Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, holding more than 5% of the outstanding securities of an Acquired Fund without prior written consent from the Acquired Fund, which consent may be withheld, delayed, denied, or conditioned in the Acquired Fund’s sole and absolute discretion.

(c) In order to assist the Acquiring Fund’s principal underwriter or depositor with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the respective Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by such Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under

Exhibit (k)(iv)

applicable laws, rules and regulations, including without limitation Regulation FD, each Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

2.    Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.    Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)

Each Acquiring Fund represents, warrants, certifies, covenants and agrees that any securities of the Acquired Fund held or to be held by it under this Agreement are held or will be held in the ordinary course of business and that such securities were not and will not be acquired and are not and will not be held for the purpose of or with the effect of changing or influencing the management or policies of the Acquired Fund.

4.    Governing Law

This Agreement shall be construed in accordance with the laws of New York, without giving effect to conflict of laws principles.

5.    Entire Agreement

This Agreement and the Appendix hereto (which is incorporated by reference) contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede ail prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied.

6.    Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below or to such other person or address as such party may designate for receipt of such notice.

Exhibit (k)(iv)

        If to the Acquiring Fund:

        Alan Rooney

        First Trust Portfolios L.P.

        120 E. Liberty Drive, Suite 400

        Wheaton, IL 60187

        Email: foflegal@ftportfolios.com

        With a copy to:

        W. Scott Jardine, Esq.

        Attn: Legal Department

        First Trust Portfolios L.P.

        120 E. Liberty Drive, Suite 400

        Wheaton, IL 60187

        Email: foflegal@ftportfolios.com

If to the Acquired Fund:

Cohen & Steers Closed-end Funds

c/o Cohen & Steers Capital

Management, Inc.

280 Park Ave, 10th Fl.

New York, NY 10017

FundLegalGroup@cohenandsteers.com

With a copy to:

Dana A. DeVivo

Attn: Cohen & Steers Fund Legal

280 Park Ave, 10th Fl.

New York, NY 10017

Email:

FundLegalGroup@cohenandsteers.com

7.    Term and Termination.

(a)    This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 7.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the respective Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c) This Agreement shall automatically terminate with respect to a particular Acquiring Fund upon the termination of such Acquiring Fund. Such termination of the Agreement on behalf of the respective Acquiring Fund shall not terminate this Agreement with respect to other Acquiring Funds and Acquired Funds that are parties hereto.

8.     Survival Provision.

If this Agreement is terminated pursuant to Section 7(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the obligations set forth in Section l(b)(iii) of the respective Acquiring Fund shall survive and be a continuing obligation of such Acquiring Fund so long as the Acquiring Fund holds the voting securities of the applicable Acquired Fund.

Exhibit (k)(iv)

9.     Assignment; Amendment; Miscellaneous

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party; provided, however, that Appendix A to this Agreement may be amended by the Adviser to add additional Acquired Funds by providing notice to the Acquiring Fund in accordance with Section 6.

(c) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund of the Trust.

(d) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund hereunder.

(e) The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f) For any Acquired Fund that is a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the respective Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

Exhibit (k)(iv)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLOSED-END FUNDS ADVISED BY COHEN & STEERS CAPITAL MANAGEMENT, INC.

BY: COHEN & STEERS CAPITAL MANAGEMENT, INC. ON BEHALF OF ACQUIRED FUNDS

Name:
Title:	Francis C. Poli, Executive Vice President, General Counsel and Secretary

FT SERIES ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

BY: FIRST TRUST PORTFOLIOS L.P. ON BEHALF OF ACQUIRING FUNDS

Name:
Title:

Exhibit (k)(iv)

Appendix A

Acquired Funds

Cohen & Steers Quality Income Realty Fund

Cohen & Steers Total Return Realty Fund

Cohen & Steers REIT and Preferred and Income Fund

Cohen & Steers Infrastructure Fund

Cohen & Steers Limited Duration Preferred and Income Fund

Cohen & Steers Select Preferred and Income Fund

Cohen & Steers Tax-Advantaged Preferred Securities and Income Fund